Exhibit 5

FORM OF

LOCK-UP AGREEMENT

July 28, 2021

SOUTHERN STATES BANCSHARES, INC.

615 Quintard Avenue

Anniston, Alabama 36201

and

KEEFE, BRUYETTE & WOODS, INC.

787 Seventh Ave., 5th Floor

New York, New York 10019

TRUIST SECURITIES, INC.

3333 Peachtree Road, 11th Floor

Atlanta, GA 30326

As Representatives of the several Underwriters

Re:	Proposed Public Offering of Common Stock by Southern States Bancshares, Inc.

Ladies and Gentlemen:

The undersigned, a shareholder, an executive officer and/or a director of Southern States Bancshares, Inc., an Alabama corporation and/or its subsidiary, Southern States Bank, an Alabama banking corporation (individually and collectively, the “Company”), understands that Keefe, Bruyette & Woods, Inc. (“KBW”) and Truist Securities, Inc. (“Truist,” and together with KBW, the “Representatives”), as representatives of the several Underwriters (each an “Underwriter” and collectively, the “Underwriters”), proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and certain shareholders (the “Selling Shareholders”) to be named therein providing for the public offering (the “Offering”) of shares of the Company’s voting common stock, par value $5.00 per share (including any securities convertible into or exchangeable or exercisable for such common stock, the “Common Stock”). Capitalized terms used but not defined in this letter have the meaning given to them in the Underwriting Agreement.

In recognition of the benefit that the Offering will confer upon the undersigned as a shareholder, executive officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Underwriter to be named in the Underwriting Agreement that, commencing on the date hereof and ending on, and including, the date that is 180 days from the date of the Underwriting Agreement (such 180-day period being referred to herein as the “Lock-Up Period”), the undersigned will not (and will cause any spouse or immediate family member (as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of the spouse or the undersigned living in the undersigned’s household, any partnership, corporation or other entity within the undersigned’s control, and any trustee of any trust that holds Common Stock or other securities of the Company for the benefit of the undersigned or such spouse or immediate family member not to), without the prior written consent of the Representatives, directly or indirectly,

i.	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or repayable with our Common Stock, including any Common Stock purchased pursuant to the Directed Share Program, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or exercise any right with respect to the registration of any of the foregoing, or file or cause to be filed any registration statement in connection therewith under the Securities Act of 1933, as amended (the “Securities Act”),

ii.	enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock or any securities (including Non-Voting Common Stock) convertible into or exchangeable or exercisable for or repayable with our Common Stock, whether any such swap, hedge or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, or

iii.	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement. For the avoidance of doubt, if the undersigned is an officer or director of the Company, the undersigned acknowledges that the foregoing shall be applicable to any shares of Common Stock the undersigned may purchase through the directed share program of the Offering.

The foregoing restrictions shall not apply to:

i.	the sale of shares of Common Stock by the Selling Shareholders in the Offering pursuant to the Underwriting Agreement;

ii.	transfers by bona fide gift or gifts or to a charitable organization, provided that the recipient or recipients agree to be bound in writing by the restrictions set forth herein;

iii.	transfers by will or estate or intestate succession to the undersigned’s family, provided that the recipient or recipients agree to be bound in writing by the restrictions set forth herein;

iv.	transfers to any corporation, trust, family limited partnership or other entity for the direct or indirect benefit of the undersigned or the immediate family (as defined in Rule 16a-1(e) under the Exchange Act) of the undersigned; provided, that the corporation, the trustee of the trust, the general partner of the family limited partnership or other entity, as the case may be, agrees to be bound by the restrictions set forth herein; and provided further, that any such transfer shall not involve a disposition for value;

v.	if the undersigned is a corporation, partnership, limited liability company or other entity, distributions of share of Common Stocks to members, partners or stockholders of the undersigned, or to the estates of any such members, partners or stockholders; provided, that any such member, partner or stockholder, or to the estate of any such members, partners or stockholders, as the case may be, agrees to be bound by the restrictions set forth herein;

vi.	transfers to the undersigned’s affiliates or to any investment fund or other entity, in each case, that are controlled or managed by the undersigned; provided, that any such transferee agrees to be bound by the restrictions set forth herein;

vii.	to the Company, to satisfy any tax withholding obligations of the Company or the undersigned, or to satisfy the exercise price of stock options by the undersigned, upon exercise by the undersigned of stock options or vesting of outstanding restricted stock awards or other similar equity incentive awards that have been granted by the Company prior to, and are outstanding as of, the date of the Underwriting Agreement; provided that the underlying Common Stock continues to be subject to the terms of this letter agreement;

viii.	transfers of shares of Common Stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company that has been approved by the Company’s board of directors, provided that in the event that such tender offer, merger, consolidation or other transaction is not completed, the undersigned’s Common Stock shall remain subject to the provisions of this letter agreement;

ix.	pursuant to a pledge in a bona fide transaction which is in effect prior to the date hereof to a lender to the undersigned and disclosed in writing to the Representatives prior to the execution of this letter agreement, provided that the recipient or recipients agree to be bound in writing by the restrictions set forth herein;

x.	pursuant to domestic relations or court orders, provided that the recipient or recipients agree to be bound in writing by the restrictions set forth herein;

xi.	the conversion of any shares of nonvoting common stock of the Company held by the undersigned into shares of Common Stock; provided that the Common Stock issued upon such conversion shall remain subject to the restrictions set forth herein);

xii.	transactions in shares of Common Stock acquired in the Offering or in open market transactions after the completion of the Offering; or

xiii.	with the prior written consent of the Representatives, as provided below.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock, except in compliance with this letter agreement. In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

The Representatives acknowledge and agree that, in the event the Representatives on behalf of the Underwriters release or waive (the “Triggering Release”), in full or in part, any director, officer, or shareholder of the Company who beneficially owns at least 2.0% of the shares of Common Stock (such person, a “Triggering Shareholder”) from the restrictions of any lock-up agreement for the benefit of the Underwriters in connection with the Offering, then the undersigned shall automatically be released from this letter agreement to the same extent, with respect to the same percentage of Common Stock of the undersigned as the percentage of Common Stock being released in the Triggering Release with respect to the Common Stock held by the Triggering Stockholder (calculated as a percentage of the total outstanding shares of Common Stock held by the Triggering Stockholder)(such percentage, the “Specified Percentage”) at the time of the request of the Triggering Release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this letter agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, (ii) the release or waiver is granted to a holder of Common Stock in connection with a follow-on public offering of Common Stock pursuant to a registration statement on Form S-1 that is filed with the Commission and, if the undersigned has registration rights available to it under the Registration Rights Agreement, dated as of December 28, 2016 (the “Registration Rights Agreement”), and the undersigned has been given, and the undersigned has declined, the opportunity to participate in such public offering in accordance with the terms of the Registration Rights Agreement, (iii) the releases or waivers are granted to one or more any individual parties (whether in one or multiple releases) by the Representatives in an amount less than or equal to an aggregate of 1.0% (one percent) of the shares of Common Stock, calculated immediately following the Offering, or (iv) a release(s) granted to any officer or director due to circumstances of an emergency or hardship as determined by the Representatives in their sole judgment.

In addition, the undersigned agrees that, during the Lock-Up Period, without the prior written consent of the Representatives (which consent may be withheld in their sole discretion): (i) the undersigned will not request, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock, and (ii) the undersigned waives any and all notice requirements and rights with respect to the registration of any shares of Common Stock pursuant to any agreement, understanding or otherwise to which the undersigned is a party.

The undersigned represents and warrants that the undersigned has full power and authority to enter into this letter agreement. The undersigned agrees that the provisions of this letter agreement are irrevocable and shall be binding upon the permitted successors and assigns, heirs, and personal and legal representatives of the undersigned.

The undersigned understands that, if (i) the registration statement on Form S-1 with respect to the Offering is withdrawn, (ii) the Underwriting Agreement has not been entered into on or before August 31, 2021 or (iii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the shares of Common Stock to be sold by the Company thereunder, the undersigned shall be released from all obligations under this letter agreement.

This letter agreement may be executed manually or electronically via email, facsimile, .pdf .gif or photostatic format, Docusign, or other electronic means. The parties intend to be bound by such electronic signatures, which shall have the same force and effect as manually executed signatures. This letter agreement may be executed in two or more identical counterparts, including by electronic signature, all of which shall be one and the same agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

The undersigned understands that the Company and the Underwriters are relying upon this letter agreement in proceeding toward consummation of the Offering.

Very truly yours,

Signature:

Name of Shareholder

[Signature page to Lock-Up Agreement]